UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) - October 26, 2006
                                                          ----------------

                        PENNFED FINANCIAL SERVICES, INC.
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             (Exact name of Registrant as specified in its charter)


             Maryland                     0-24040              22-3297339
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(State or other jurisdiction of         (Commission         (I.R.S. Employer
 incorporation or organization)         File Number)      Identification Number)


622 Eagle Rock Avenue, West Orange, New Jersey                 07052-2989
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  (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code:  (973) 669-7366
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                                       N/A
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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

         On October 26, 2006, PennFed Financial Services, Inc. (the Company) issued the press release attached hereto as Exhibit 99.1 announcing its first quarter earnings.

         The press release includes non-GAAP financial measures which exclude the effects of a prepayment premium received on a commercial loan, the payment of a penalty associated with the prepayment of certain advances from the Federal Home Loan Bank of New York, the acceleration of depreciation on branch automation software and an increase in the Company's obligation under certain long-term benefit plans.

         Management uses these non-GAAP financial measures because it believes these measures facilitate comparisons of the Company's historical financial results.

         These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Item 7.01.  Regulation FD Disclosure

         On October 26, 2006, PennFed Financial Services, Inc. (the Company) will hold its Annual Meeting of Stockholders. The script of the financial presentation at such meeting is set forth below.

                        PennFed Financial Services, Inc.
                               2006 Annual Meeting
                           Thursday, October 26, 2006

SLIDE 1 (COVER SLIDE)

SLIDE 2 (DISCLAIMER)

Before we begin, I am required to remind you of our disclaimer on forward-looking statements, which is presented on the screen.

(PAUSE)

To begin this portion of the presentation, I'll spend just a little time discussing our fiscal year that ended June 30, 2006. Then I'll turn the presentation over to our president, Joseph LaMonica.

SLIDE 3 (FISCAL 2006)

A year ago, we spoke about what an exceptional year fiscal 2005 had been. In fact, earnings per share for fiscal 2005 represented the highest level in the Company's history. For fiscal 2006 - there were no lack of challenges for our Company as well as our industry. Most notably, PennFed, like the rest of the banking community, experienced significant margin compression caused by a persistently flat to inverted yield curve and an extremely competitive deposit and lending market in New Jersey.


SLIDE 4 (EPS)

Earnings for the year ended June 30, 2006 were $1.00 per diluted share, a decline when compared to $1.11 per diluted share for the prior year, but still more than all other prior years as a public company.

SLIDE 5 (ROE)

Return on equity for fiscal 2006 of 10.78% also represented a decline when compared to a record ROE of 12.64% reported in fiscal 2005.

SLIDE 6 (Total Assets)

During fiscal 2006 assets grew over $250 million representing an increase of nearly 12.5% when compared with total assets at June 30, 2005.

SLIDE 7 (Net Loans Receivable)

Growth in assets was fueled by the 15% growth in our loan portfolio. The growth was principally seen in shorter duration second mortgage loans as well as ARM and biweekly one- to four-family loan products. Second mortgage originations totaled $127 million, with nearly 31% found in variable rate lines of credit. One- to four-family loan originations in fiscal 2006 reflected 43% in biweekly products, and another 23% in 3/1 and 5/1 ARMs. Commercial real estate and multi-family loan originations, principally adjustable rate, totaled $42M.

SLIDE 8 (Non-Performing Loans)

Although loan growth was significant, credit quality was not sacrificed. We continue to maintain our strict underwriting standards. We are rewarded with low non-performing assets - which totaled only $1.8 million, or 0.08% of total assets. When you compare our ratio of loans past due and loans in foreclosure to those published by the Mortgage Bankers Association survey, Penn's percentage of less than 1% compared favorably to 4.3% for New Jersey loans past due and loans in foreclosure.

SLIDE 9 (Retail Deposits)

Since June 30, 2005, total deposits have increased $75 million, or 5.6%. However, the shift in the mix of deposits continues as checking and savings account customers move "parked" funds to other higher yielding alternatives, including money market accounts, the balances of which have grown significantly over the year.

SLIDE 10 (Expense Ratio)

Expenses are something we can and do control. The fiscal 2006 expense ratio of 1.12% represents the lowest in the Company's 12-year history.

SLIDE 11 (Stock Repurchases)

Since we have historically updated you every year, I just wanted to briefly mention our stock repurchase activity for fiscal 2006. Over the course of the last fiscal year, the Company repurchased another 626,300 shares at prices ranging from $17.10 to $19.75. Since the IPO, over 14 million of the 24 million shares originally issued have been repurchased at an average price of $8.23 per share.

Now, let me turn the presentation over to Mr. LaMonica.

Joe...

Thank you Bill.

SLIDE 12 (Areas of focus)

This morning we issued our earnings release for the 3 months ended September 30, 2006. Actual reported earnings for the quarter ended September 30, 2006 were $0.17 per share compared to $0.21 reported for the quarter ended June 30, 2006. Copies of the release will be available on the table outside as you leave.

While current market and economic conditions provide plenty of reasons for near-term concern, we've weathered all storms during our years as a public company. Someone once said to me that with Penn Federal - "what you see is what you get." Put simply - Penn Federal is uncomplicated, clean and lean.

We are a financial institution dedicated to community-focused banking and believe that we can better service most consumers. Admittedly, in this interest rate environment, there are many challenges from an earnings perspective. However, we have been through all sorts of interest rate environments in our 12 years as a public company. We believe that, absent future rate hikes, our net interest margin will stabilize. While we are cautiously optimistic that interest rate hikes are over, actual improvement in the margin would probably not begin to occur until the yield curve steepens.

These days, every financial institution is hungry for deposits. While some may remember that there once was a gas station on every corner, now it's a bank branch on every corner. Although the number of bank branches seems to increase daily, the amount of cash does not increase at the same level - so everyone is fighting for the same funds. Since we truly believe that Penn has great products and services, we are focused on new customer development and enhancing our existing customer relationships.

SLIDE 12A

One of the first things we've spent a lot of time on in the past year is simple
- we've stepped up the education and training of our employees. All employees have been thoroughly educated on all the products and services Penn has to offer. Training went further and centered on how to sell and cross-sell those products. The sharing of success stories is now becoming a daily occurrence and provides positive reinforcement. One aspect of the training stressed the importance of follow-up. There's a clear understanding now that it's going to take more than one visit or one phone call to win the accounts.

Education has also paid off for the Investment Services program. We are experiencing significant improvement in sales and, as a result, have licensed additional branch employees.

SLIDE 12B

Over the past year, we have increased our Business Development staff. We currently have several individuals who are out on the streets, meeting with and listening to potential customers and participating in various organizations. They are focused on bringing in business and municipal relationships - for both asset and liability products.

SLIDE 12C

Although education and training are ongoing, significant priorities remain in place on establishing, monitoring and achieving goals - for both the branches and the Business Development Officers. Realistic, measurable goals exist in all areas. Again, it is very simple, but we're already seeing that by holding our employees accountable to goals and tying incentive pay to those goals, results follow.

SLIDE 12D

Core deposit growth, both personal and business, continues to be one of the most important strategic goals at the Bank. To complement existing products and services, the Bank has introduced the Business Intelligence line of products. Our business checking products have been enhanced and new products have been added, such as an unsecured line of credit, a reverse sweep feature, a business money market account and a business credit card. We are confident that our Business Intelligence line of products is one of the best out there. In addition to the use of general advertising, the BDOs and Branch Managers reach out to potential customers through daily contact and planned "business blitzes" in our market areas.

SLIDE 12E

On the residential mortgage front, Penn Federal, like everyone else, is seeing a slow down in application volumes. In general terms, we are aware that our asset growth will be below the growth level of 2006. To supplement our own internal originations, we entered into a correspondent relationship with a mortgage banker. Through this relationship, the Bank purchases shorter duration one- to four-family loans, primarily ARM and biweekly products. We also recently began offering reverse mortgages. While these loans will not be placed in portfolio, its just another product we can offer our customers and generate fee income.

SLIDE 12F

There is a significant focus on increasing consumer and commercial loan volumes. On the consumer front, we continue to be very successful with pre-approved direct mailings. Due to our investments in technology, both online applications and loan-by-phone are offered, making applying and closing a consumer loan with Penn Federal very easy. On the commercial front, our commercial loan officers, working in concert with our Business Development Officers, keep the business coming in, but, again, competition is fierce. One other fact worth mentioning, many of our biweekly, consumer and commercial loans are opened with a core deposit relationship and cross-sales activities are continually stressed.

SLIDE 12G

Looking at the liabilities from a true business perspective, there are times when wholesale funding alternatives have been priced favorably to retail deposits, especially given recent competitive pricing levels. When evaluating deposit pricing, a review of wholesale options has been and will always be considered.

We recognize its a challenging environment and while none of these areas of focus are completely new, we feel that enhancing these areas of focus is appropriate in this environment.

Now, I'd like to turn the podium back over to our Chairman who will review the Company's stock performance with you.

SLIDE 13 (Stock Price Appreciation - Three Year)

As we've noted in the past, in the initial IPO, our stock was offered at $10 a share, which, after adjusting for subsequent stock splits, equates to $2.50. We are currently trading in the $17 to $18 range. PennFed's stock price has increased over 100% since June 2000. As seen on this slide, over the past three years, PennFed stock has performed just under the S&P 500, the S&P Bank index and the Nasdaq Bank index and has outperformed a composite group of stocks. This composite group represents publicly traded thrifts in the mid-Atlantic region with assets of 1 to 3.5 billion dollars.

SLIDE 14 (Stock Price Appreciation - Five Yrs.)

Over the past five years, PennFed's stock outperformed all the comparative indices. Clearly, PFSB has proven to be a valuable long-term investment.

SLIDE 15 (12 YRS EPS)

PennFed continues to be profitable. Since going public, our compounded growth rate in EPS over the twelve-year period is over 12% annually.

Over its twelve-year history, PennFed has generated consistent, solid returns. Under this Board of Directors and Management team, PennFed continues to be a safe and secure company, both worthy and protective of your investment and trust.

SLIDE 16 (CLOSING SLIDE)

As a closing to this presentation and before we read the results of the inspector's report, I am pleased to announce the declaration of our quarterly dividend. PennFed stockholders of record as of November 10, 2006 will be paid a cash dividend of $0.07 per share on November 24, 2006.

Now, let's have the results of stockholder voting and then we'll have time for your questions.

ANSWER QUESTIONS

At this time I will take your questions. As Chairman, I ask that your questions be directed to me. I would also appreciate it if you would state your name and affiliation.

                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            PENNFED FINANCIAL SERVICES, INC.



Date: October 26, 2006                      By: /s/ Joseph L. LaMonica
                                               --------------------------
                                               Joseph L. LaMonica
                                               President and Chief
                                               Executive Officer